Exhibit 99.1

Media Contact:	Investor Contact:
Eliza Schleifstein	Scott Youngstrom
Argot Partners	Chief Financial Officer
(212) 600-1902	EnteroMedics Inc.
eliza@argotpartners.com	(651) 634-3011
syoungstrom@vbloc.com

EnteroMedics Announces 1-for-70 Reverse Stock Split

ST. PAUL, Minnesota, December 23, 2016 – EnteroMedics Inc. (NASDAQ:ETRM), the developer of medical devices using neuroblocking technology to treat obesity, metabolic diseases and other gastrointestinal disorders, today announced that the EnteroMedics Board of Directors has declared a 1-for-70 reverse stock split of the Company’s common stock, which will be effective for trading purposes upon the commencement of trading on December 28, 2016. As of that date, each 70 shares of issued and outstanding common stock and equivalents will be converted into 1 share of common stock. Any fractional shares of common stock resulting from the reverse stock split will be rounded up to the nearest whole share and any fractional shares of common stock issuable pursuant to stock options or warrants will be rounded down to the nearest whole share. The reverse stock split is being effected as part of the Company’s plan to regain compliance with the $1.00 minimum bid price continued listing requirement of the NASDAQ Capital Market. EnteroMedics stockholders will receive instructions from its transfer agent, Wells Fargo Bank National Association, as to procedures for exchanging existing stock certificates for new certificates or book-entry shares.

Additionally, the Company announced that all $18.75 million of its Senior Amortizing Convertible Notes (the “Notes”) will be converted as of Tuesday, December 27, 2016, into shares of common stock or amortized through issuances of stock and so will no longer be outstanding as of that date. The Notes were issued to four institutional investors pursuant to a securities purchase agreement dated as of November 4, 2015. Under the terms of the securities purchase agreement, the Company issued $1.5 million of the Notes at the initial closing, with the balance issued in two tranches of $11.0 million and $6.25 million. The Company used the net proceeds from this offering to continue its commercialization efforts for vBloc® Neurometabolic Therapy, clinical and product development activities, and for other working capital and general corporate purposes.

“Completion of the reverse stock split is a crucial step in our strategy to maintain the Company’s listing on the Nasdaq Capital Market and to enable the Company to continue its diligent work in highlighting vBloc Therapy’s role in the ongoing battle against obesity,” said Dan Gladney, EnteroMedics President, Chief Executive Officer and Chairman of the Board. “Additionally, as previously stated, we will meet our goal of converting or redeeming all of our outstanding convertible notes prior to the end of 2016 and look forward to working towards our long-term objective of securing reimbursement coverage for vBloc Therapy for all appropriate patients.”

About EnteroMedics Inc.

EnteroMedics is a medical device company focused on the development and commercialization of its neuroscience based technology to treat obesity and metabolic diseases. vBloc® Neurometabolic Therapy, delivered by a pacemaker-like device called the vBloc® System, is designed to intermittently block the vagus nerves using high-frequency, low-energy, electrical impulses. EnteroMedics’ vBloc® System has received U.S. Food and Drug Administration approval and CE Mark.

Information about the vBloc® System and vBloc® Neurometabolic Therapy

You should not have an implanted vBloc® System if you have cirrhosis of the liver, high blood pressure in the veins of the liver, enlarged veins in your esophagus or a significant hiatal hernia of the stomach; if you need magnetic resonance imaging (MRI); if you have a permanently implanted, electrical medical device; or if you need a diathermy procedure using heat. The most common related adverse events that were experienced during clinical study of the vBloc System included pain, heartburn, nausea, difficulty swallowing, belching, wound redness or irritation, and constipation.

Talk with your doctor about the full risks and benefits of vBloc Therapy and vBloc System. For additional prescribing information, please visit www.enteromedics.com.

If you are interested in learning more about vBloc Neurometabolic Therapy, please visit www.vbloc.com or call 1-800-MY-VBLOC.

Forward-Looking Safe Harbor Statement:

This press release contains forward-looking statements about EnteroMedics Inc. Our actual results could differ materially from those discussed due to known and unknown risks, uncertainties and other factors including our limited history of operations; our losses since inception and for the foreseeable future; our limited commercial sales experience with our vBloc® System for the treatment of obesity in the United States or in any foreign market other than Australia and the European Community; our ability to regain and then maintain compliance with the Nasdaq continued listing requirements; our ability to commercialize our vBloc® System; our dependence on third parties to initiate and perform our clinical trials; the need to obtain regulatory approval for any modifications to our vBloc® System; physician adoption of our vBloc® System and vBloc® Neurometabolic Therapy; our ability to obtain third party coding, coverage or payment levels; ongoing regulatory compliance; our dependence on third party manufacturers and suppliers; the successful development of our sales and marketing capabilities; our ability to raise additional capital when needed; international commercialization and operation; our ability to attract and retain management and other personnel and to manage our growth effectively; potential product liability claims; potential healthcare fraud and abuse claims; healthcare legislative reform; and our ability to obtain and maintain intellectual property protection for our technology and products. These and additional risks and uncertainties are described more fully in the Company’s filings with the Securities and Exchange Commission, particularly those factors identified as “risk factors” in the annual report on Form 10-K filed March 28, 2016. We are providing this information as of the date of this press release and do not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.